Exhibit 99.(n)

KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 22, 2025, with respect to the financial statements of Coatue Innovative Strategies Fund (f/k/a, Coatue Innovation Fund), incorporated herein by reference, and to the reference to our firm under the headings “Summary of Offering Terms - Independent Accountants” and “Independent Registered Public Accounting Firm” in the prospectus and "Financial Statements" in the statement of additional information.

/s/ KPMG LLP

Denver, Colorado
November 25, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.